Exhibit 3.2
AMENDMENT #1

TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

SL GREEN REALTY CORP.

The Board of Directors (the "Board") of SL Green Realty Corp., a Maryland corporation (the "Corporation"), at a duly convened meeting of the Board where a quorum was present, by a majority vote of the directors present at such meeting and in accordance with the Second Amended and Restated Bylaws of the Corporation (the "Bylaws") and the Maryland General Corporation Law, approved and adopted on March 11, 2009 the following amendment to the Bylaws to be effective on March 11, 2009:

Annual Meeting.  The first sentence of Section 2.02 of Article II of the Bylaws is hereby amended by deleting it in its entirety and replacing it with the following:

An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors during the 31-day period commencing on the 16th of May and ending on the 15th of June of each year.